Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES QUARTERLY CASH DIVIDEND

CHATTANOOGA, TENNESSEE – August 17, 2026 - Covenant Logistics Group, Inc.  (NYSE: CVLG) (“Covenant” or the “Company”) announced today that its board of directors has declared a quarterly cash dividend of $0.07 per share of Class A and Class B common stock. The quarterly cash dividend is payable to stockholders of record on September 4, 2026, and is expected to be paid on September 25, 2026.

The quarterly cash dividend is pursuant to a cash dividend program previously approved by the Company’s board of directors. The actual declaration of future cash dividends, and the establishment of record and payment dates is subject to final determination by the board of directors each quarter.

About Covenant
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including, without limitation, statements relating to our declaration of quarterly dividends. Forward-looking statements are based on the current beliefs, assumptions, and expectations of management and current market conditions. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. There can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider the factors that may affect future results and other disclosures in the Risk Factors sections of Covenant Logistics Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

For further information contact:

Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant

BMcKenzie@covenantlogistics.com